REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholder and Trustees of
Precious Metals and Equity Trust


We have audited the accompanying statement of assets and liabilities of Precious Metals and Equity Trust (the "Trust") as of __________________, 1996. This financial statement is the responsibility of the Trust's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan to perform the audit to obtain reasonable assurance about whether this financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of the Trust in conformity with generally accepted accounting principles.




_________________, 1996